Exhibit 99.3

Patriot Scientific and Crossflo Systems, Inc. Agree to Merger

 CARLSBAD, Calif.--(BUSINESS WIRE)--Patriot Scientific Corp. (OTCBB:PTSC - News) and Crossflo Systems, Inc., San Diego, California, a private software and services company noted for its innovative data-sharing solutions, today announced that the companies have agreed for Patriot Scientific to acquire Crossflo for stock and cash totaling $10 million.

The Boards of both companies have approved the merger agreement terms. The acquisition is expected to be completed by September 1, 2008, subject to approval by the Crossflo shareholders. Upon completion of the merger, Crossflo Systems will become a wholly-owned subsidiary of Patriot Scientific and retain its current management team.

“We are evolving our business strategy to expand beyond licensing arrangements and to develop an operational arm of the company,” said Rick Goerner, President and Chief Executive Officer of Patriot Scientific. “With this first acquisition, we believe we have identified a strategically sound investment and have created a foundation for growth that is readily enhanced by other solution providers we are considering for investment and acquisition.”

“Crossflo is building a base of leading clients and partners in justice and public safety, homeland security and public health that have a critical need for secure, selective, scalable and nondisruptive data-sharing,” said Renney E. Senn, Crossflo’s President and Chief Executive Officer. “Becoming a part of Patriot Scientific allows us to expand our resources to meet the burgeoning needs of that market, as well as to team synergistically with other solution providers that will be affiliated with Patriot Scientific in the future.”

Crossflo Systems (http://www.crossflo.com) provides data sharing products and services to the public sector. Current customers include such agencies as the New Jersey State Police, the California Administrative Office of the Courts, and Hewlett-Packard. In addition, Crossflo teams with companies such as SAIC, Lockheed Martin, Booze Allen Hamilton and others to compete for state, local and federal projects.

Patriot Scientific, through its exclusive licensing agent The TPL Group, is an intellectual-property licensing company with key patents covering the design of microprocessor chips (The Moore Microprocessor Patent Portfolio, or MMP™ Portfolio). Patriot Scientific had previously announced plans to use its share of revenues from the MMP Portfolio licensing activity to invest in the future acquisitions of technologies and companies to build an operating company aimed at sustained growth and profitability for the company.

Patriot Scientific currently owns 46% of SSDI, marketing its products under the Holocom Networks brand, a provider of security enclosures for secure networking applications, primarily to military, government agencies and defense contractors.

Patriot Scientific also recently announced that it has increased its ownership (from 15 percent to greater than 37 percent) in Talis Data Systems, LLC, a San Diego company that produces multi-domain computer and network security products to government, military and enterprise customers.

About Patriot Scientific

Patriot Scientific is a leading intellectual-property licensing company that develops, markets, and enables innovative technologies that satisfy the demands of fast-growing markets for wireless devices, smart cards, home appliances, network gateways, set-top boxes, entertainment technology, automotive telematics, biomedical devices, industrial controllers and more. Patriot is currently in the process of expanding beyond the successful licensing program of the MMP™ Portfolio into an operating company through M&A activity focused on opportunities in the software, networking and wireless technology sectors. In addition to M&A, the company is evaluating selective expansion of Patriot’s IP portfolio and also the pursuit of minority investments in certain early-stage revenue technology ventures. Headquartered in Carlsbad, Calif., information about the company can be found at http://www.patriotscientific.com.

About Crossflo Systems, Inc.

Crossflo Systems, Inc. provides data sharing solutions to the public sector. Crossflo’s flagship product, the Crossflo DataExchange® (CDX) solution, is commercial off-the-shelf (COTS) middleware specifically designed for interagency and cross-domain data sharing. Standards-based architecture and intuitive interface design enable end users to strengthen control, selectively share information and rapidly connect disparate data sources across multiple platforms. Crossflo solutions are backed by operationally oriented professional services and expertise in HL7, NIEM, GJXDM, and IEPD deployments. With Crossflo, agencies involved with Justice and Public Safety, Public Health, and National Defense and Domestic Security are able to securely and rapidly access unlimited data sources to provide an accurate picture of people, assets, situations and events.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.

Contact:
Patriot Scientific
Paul Bibeau,  760-547-2700
or
Crossflo Systems, Inc.
Angela Hartley,  858-724-2216 , x223